EMPLOYMENT AGREEMENT

Duly made and executed on this ___ day of May, 2012

This Employment Agreement (this "Agreement") is entered by and between Pimi Agro CleanTech Ltd., Israeli company number 513497123, with its principal offices at Kibbutz Alonim, POB 117, Hutzot Alonim 30049, Israel ("Pimi Israel") and Pimi Agro CleanTech Inc., Delaware company, with its principal offices at 269 South Beverly Drive, Suite 1091, Beverly Hills, CA 90212, USA("Pimi USA") (Pimi Israel and Pimi USA are collectively referred to herein as the "Company") and Mr. Ami Sivan, an individual, Israeli I.D. No. 051570869, residing at Maas, Israel (the "Employee"). Each of the Company and the Employee may be referred to herein as a Party, and collectively as Parties.

WHEREAS	the Company desires to employ the Employee pursuant to the terms and conditions herein provided; and

WHEREAS	the Employee agrees to be employed by the Employer upon and subject to the terms and conditions herein provided.

NOW, THEREFORE, the parties hereto agree as follows:

1.	EMPLOYMENT

1.1.	The Employee shall be employed on an eighty percent (80%) time basis in the position of (i) Chief Executive Officer (CEO) of Pimi Israel and (ii) Chief Executive Officer (CEO) of Pimi USA (collectively - the "Position"). The Employee’s employment under this Agreement shall commence on May 23, 2012 (the "Commencement Date") and shall continue in full force and effect until terminated by either Party in accordance with the provisions of Section 2 below.

1.2.	Unless otherwise agreed by the Parties in writing, concurrently with his employment pursuant to this Agreement the Employee shall be employed by AMC Israel Farming Ltd. ("AMC") on a twenty percent (20%) time basis.

1.3.	The Employee undertakes to perform such duties, responsibilities and services as customarily incident to the Position and such office and such other services of a senior executive nature as may be reasonably requested by the Boards of Directors (the "Board") of Pimi Israel and/or Pimi USA, as the case may be, from time to time, which may include services for one or more subsidiaries or affiliates of Pimi Israel and/or Pimi USA. The Employee shall in his capacity as an employee and officer of Pimi Israel and/or Pimi USA be responsible to and obey the reasonable and lawful directives of their Boards. The Employee shall report to the Boards, or any other person designated by Pimi Israel and/or Pimi USA, as the case may be. Notwithstanding the foregoing, the Employee shall assist with all matters related to the operations of Pimi USA, understanding that it is a publicly reporting company and shall act in its best interests.

1.4.	Subject to Section 1.2 herein, the Employee undertakes to devote his full time, attention, skill, and effort exclusively to the performance of his duties in the Company and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, expressly excluding his activities with AMC, whether or not for compensation, during his employment, including after work hours, on weekends, or during vacation time, without the prior written consent of the Company. For the avoidance of any doubt, nothing contained herein shall derogate from the Employee’s confidentiality and invention assignment undertakings as set forth in Exhibit B attached hereto.

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2.	TERMINATION

2.1.	This Agreement may be terminated by either Party at any time by providing the other Party hereto three (3) months prior written notice of such termination (the "Notice Period").

2.2.	Notwithstanding the foregoing, the Company may terminate the Employee’s employment at any time immediately and without prior notice for Cause. Should the termination of employment be for Cause, the Company shall be entitled to withhold from the Employee any payments (including without limitation severance pay) to the extent permitted by law. For the purposes of this Agreement, “Cause” shall mean the termination of the Employee's employment by the Company for any of the reasons mentioned in sections 16-17 to the Severance Pay Law, 5723-1963 including, but not limited to, the following reasons: (a) conviction of any felony involving moral turpitude or affecting the Company; (b) any refusal to carry out a reasonable directive of the Employee’s superiors that involves the business of the Company and was capable of being lawfully performed by the Employee under the terms of this Agreement; (c) conviction for the embezzlement of funds of the Company; (d) a breach of any of the Employee’s obligations under Exhibit B of this Agreement; and (e) any breach of the Employee's fiduciary duties to the Company.

2.3.	In addition to the Company's rights under the Law of Prior Notice for Termination of Employment, 2001-5761, the Company may, at its absolute discretion, require the Employee not to attend work or not to undertake all or any of his duties hereunder during the Notice Period (whether the notice given by the Employee or the Company). For the avoidance of doubt, there is no obligation on the Company to provide the Employee with any work during the Notice Period, while the Company shall compensate the Employee for this period in accordance with Exhibit A.

2.4.	The Employee shall have no right for a lien on any of the Company’s assets, equipment or any other material, including inter alia, mobile phone, company car, information or Proprietary Information (as defined in Exhibit B) (hereinafter the “Company’s Equipment”) in its possession. The Employee shall return to the Company all of the Company’s Equipment in his possession no later than the day of termination of employee-employer relationship.

3.	COMPENSATION AND WORKING HOURS

3.1.	In consideration for the performance of his duties, the Employee shall be entitled to the compensation set forth in Exhibit A attached hereto.

3.2.	The provisions of any collective bargaining agreement, which exists at the date of this Agreement or shall exist during the term of this Agreement, do not, and will not, apply to the employment of the Employee, whether such collective agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the Position held by or the profession of the Employee.

3.3.	Employer's regular work days are from Sunday through Thursday. Notwithstanding the foregoing, the Employee agrees and acknowledges that he is hereunder employed in management position, which requires a special degree of personal trust. Accordingly, the provisions of the Work and Rest Hours Law, 5711-1951 shall not apply to Employee's employment by the Company and to the performance by the Employee of his duties hereunder. Thus, the Employee may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours and the Employee shall not be entitled to any further compensation other than as specified in this Agreement and the Exhibits hereto.

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4.	NON DISCLOSURE AND OWNERSHIP OF INVENTIONS

Simultaneously with the execution of this Agreement the Employee shall execute the Non-Disclosure and Ownership of Inventions undertaking in favor of the Company and any subsidiary and parent company of the Company, attached hereto as Exhibit B.

5.	REPRESENTATIONS AND UNDERTAKINGS

The Employee represents and undertakes all of the following:

5.1.	To devote his entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties with the Company.

5.2.	To comply with all Company’s disciplinary regulations, work rules, policies, prevention of sexual harassment policies, procedures and objectives, as may be determined by Company from time to time.

5.3.	There are no other undertakings or agreements preventing him from committing himself in accordance with this Agreement and performing his obligations hereunder.

5.4.	He is not currently, nor will he by entering into this Agreement be deemed to be, violating any rights of his former employer and/or AMC; and he is not currently, nor will he by entering into this Agreement be deemed to be, in breach of any of his obligations towards his former employer and/or AMC.

5.5.	He shall inform the Company, immediately upon becoming aware, of every matter in which he or his immediate family has a personal interest and which might give rise to a conflict of interest with his duties under the terms of his employment.

5.6.	The Employee acknowledges and agrees that from time to time he may be required by the Company to travel and stay abroad as part of his duties towards the Company.

5.7.	He shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his employment pursuant to this Agreement. In the event the Employee breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Employee.

5.8.	Subject to Section 1.2 herein, not to assume, directly or indirectly, whether with or without consideration, any employment obligations unrelated to Company (and/or any subsidiary and/or parent company of Company) and not to be retained as a consultant or advisor or contractor (whether or not compensated therefore) to any other business.

5.9.	The Employee undertakes to use the Company’s assets, equipment or any other material including information or Proprietary Information (as defined below) and facilities only for the purpose of his employment. The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and/or on the Company’s' computers, due to a relevant business need of the Company, including inspections of personal and non-personal electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property, and shall be used for the Company's purposes only, and not to be transferred to any 3rd party other than law enforcement authorities.

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5.10.	Subject to Section 1.2, the Employee shall not engage in any other business activities, whether or not such activities are conducted outside of normal business hours and whether or not such activities are pursued for gain or profit, without Company’s prior written approval, in its sole discretion.

The Company’s shall not give its approval in any case where there is a risk of exposing the company’s commercial secrets or in case of violation of Exhibit B.

5.11.	In any event of the termination of this Agreement, the Employee shall cooperate with the Company and exert his reasonable best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.

6.	THE EXCLUSIVITY OF THE AGREEMENT

6.1.	This Agreement is personal and the terms and conditions of Employee's employment shall be solely as set forth herein. Except as required by law, the terms and conditions of this Agreement shall remain confidential and treated as such by the parties, except that the Company may disclose the same to its auditors, accountants and legal advisors, in its financial statements and in the course of due diligence processes. Violation of the provision of this Section by the Employee will be deemed material breach of this Agreement.

6.2.	This Agreement, including its exhibits and annexes, is the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, agreements and discussions between them, oral or written, and is intended, to the extent allowed under the Israeli law, to override any statutory provisions related to the employment of the Employee by the Company.

7.	EFFECT OF EMPLOYMENT TERMINATION

7.1.	Upon termination of this Agreement, for any reason, and before the Company releases to the Employee his Severance Pay, the Employee shall act as follows:

7.1.1.	the Employee shall return to the Company all Company's Equipment, then in his possession;

7.1.2.	the Employee shall destroy, clear and delete all information related to the Company and/or its business, on his personal computer and/or on any portable device he used;

7.1.3.	the Employee shall provide the Company with a written confirmation of his strict and full compliance with the Sections 7.1.1 and 7.1.2 hereinabove.

8.	GENERAL PROVISIONS

8.1.	The Employee and the Company each represents and warrants to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

8.2.	The Company shall not pay the Employee any additional sums in connection with his employment beyond the sums that mentioned in this Agreement and its Exhibits attached hereto.

8.3.	If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

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8.4.	The Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with the Company.

8.5.	The Company shall be entitled to assign or delegate any right, claim or obligation provided herein. Employee may not assign or transfer any right, claim or obligation provided herein

8.6.	Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.7.	This Agreement shall not be amended or modified, except by a written instrument duly executed by Employee and by authorized officers of Pimi Israel and/or Pimi USA, as the case may be (other than Employee).

8.8.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the regional labor court in Tel Aviv.

8.9.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

8.10.	All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other Party: if sent by registered mail - three business days following the date of mailing; if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first stated above.

	Pimi Agro CleanTech Ltd	Ami Sivan

By:

Title:

Pimi Agro CleanTech Inc.
By:

Title:

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EXHIBIT A

COMPENSATION

As of the Commencement Date, the Employee shall be entitled to compensation as follows:

1.	Salary and Package

1.1.	For each of the six (6) months following the Commencement Date (the "Initial Period") the Employee shall be entitled to a monthly gross salary of twenty five thousand (25,000) NIS.

1.2.	Unless agreed otherwise by the Parties in writing, following the Initial Period the Employee shall be entitled to a monthly gross salary of twenty seven thousand and five hundred (27,500) NIS. Employee's monthly gross salary pursuant to Sections 1.1 or 1.2 herein shall be referred to as the “Salary”.

1.3.	The Employee hereby acknowledges and agrees that due to the Employee’s senior positions in Pimi Israel and Pimi USA, and/or a special degree of trust, in part, due to the disclosure of commercial secrets, the provisions of the Hours of Work and Rest Law, 5711-1951 and the regulations promulgated thereunder, relating to separate and/or additional payments in respect of additional hours and/or for working on the weekend and/or on holidays, shall not apply to this Agreement. The Employee acknowledges and agrees that the aforementioned Salary and benefits provided for in this Agreement constitute a proper and just reward for the requirements of his position and status and the obligation to work at irregular hours (as provided hereunder). Accordingly, the Employee shall not be entitled to any additional consideration, of any form, for extra hours of work, other than as provided hereunder.

1.4.	It is hereby further stated that the Salary granted to the Employee hereunder is agreed and determined upon the mutual assumption that the Work and Rest Hours Law, 5711- 1951 does not apply, as aforesaid. If however the Employee and/or anyone on his behalf (including heirs) will claim that the Work And Rest Hours Law, 5711-1951 does apply, the Company and Employee agree that the monthly salary payable to Employee shall be reduced to an amount equal to 60 % of the Salary (as defined herein) retroactive as of the Commencement Date. In such case Employee shall return any excess payment received from the Company, linked to the last Consumer Price Index (“CPI”) published prior to the date on which each such excess payment was paid to Employee until all excess payments are actually returned by Employee to the Company.

1.5.	The Company shall withhold from each payment of the Salary income tax and other payment as required by law.

1.6.	The Salary shall be payable monthly in arrears, until the 9th day of each month.

1.7.	In case the Parties mutually agree to change the Employee's ratio of employment from 80% to higher or lower ration, the Salary will be modified accordingly.

1.8.	The Company shall reimburse a portion of the expenses related to car and cell phone (collectively – the "Benefits"), provided to the Employee by AMC Israel Farming Ltd. ("AMC"), all in accordance with that certain Reimbursement Agreement between the Company and AMC. If AMC continues to employ the Employee, as set forth in the Agreement, but ceases to provide the Employee with the Benefits, for any reason whatsoever, (i) the Company shall provide the Employee with the Benefits; and (ii) the Employee shall reimburse the Company for twenty percent (20%) of all its costs and expenses related to the Benefits. If the Company employs the Employee on a full time basis (100%), the Company shall provide the Employee with the Benefits at its sole cost and expense.

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2.	Bonus

In addition to his Salary, the Employee shall be entitled to an annual bonus, based on Company's annual sales and/or profits, as shall be mutually determined by the Parties following the submission by the Employee of Company's business plan and its approval by the Company.

3.	Pension Fund

3.1.	During the term of this Agreement the Company shall contribute funds on behalf of the Employee to an accepted pension fund, in accordance with Employee’s instructions (the “Pension Fund”) and disability insurance for loss of ability or capacity to work (hereinafter the “Disability Insurance”) as specified below:

(i) the Company shall pay an amount equal to 5% of the Employee’s Salary towards the Pension Fund on account of Employee’s pension payments and shall deduct 5% from the Employee’s Salary and pay such amount towards the Pension Fund no Employee’s behalf; (ii) the Company shall pay an amount equal to 8 1/3% of the Employee’s Salary towards the Pension Fund on account of severance compensation; and (iii) the Company shall pay an amount of up to 2.5% of the Employee’s Salary towards disability insurance.

3.2.	The amounts contributed by the Company to the Pension Fund shall be transferred to the Employee subject to any applicable law, upon the termination of the Employee’s employment by the Company, except in circumstances of termination of employment for Cause, and shall substitute the full severance pay owed to the Employee. The agreement set forth in this Section is in accordance with Section 14 of the Severance Pay Law, 1963 and in accordance with the General Approval Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay, of the Israeli Minister of Labor, a copy of which is attached hereto as Exhibit C attached hereto.

4.	Further Education Fund Contributions (Keren Hishtalmut)

4.1.	Starting from the Commencement Date, the Company shall pay a sum equal to 7.5% of the Employee’s Salary and shall deduct 2.5% from the Employee’s Salary to be paid on behalf of the Employee toward a further education fund, designated by the Employee, as recognized by the Israeli income tax authorities (the “Fund”). Usage of these funds shall be in accordance with the by-laws of the Fund.

4.2.	The Company shall pay the Fund the abovementioned sums up to the maximum limit sum, recognized by the Israeli Income Tax Authority from time to time. Any amount payable to the Employee pursuant to the Section 4.1, which exceeds the said limit, shall be added to the monthly gross Salary ("bruto").

4.3.	The Fund (with regard to amounts contributed by the Company) shall be transferred to the Employee, subject to any applicable law, upon the termination of the Employee’s employment under any circumstances, except in circumstances of termination of employment for Cause.

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5.	Vacation and Sick Leave

Subject to the provisions of the Annual Vacation Law-1951 (the “Vacation Law”), the Employee shall be entitled to 20 vacation days (the “Vacation Days”), with respect to each twelve (12) months’ period of his continuous employment with the Company. These Vacation Days include the number of paid vacation days, to which the Employee is entitled in accordance with the Vacation Law (the “Vacation Law Days”). Any Vacation Days shall be first credited on account of Vacation Days which are not Vacation Law Days (if any).

The Employee shall be entitled to accumulate the Vacation Days for two sequential years only.

The Employee shall be entitled to thirty (30) calendar days paid sick leave each full year of his employment with the Company on a full time basis. Accordingly, as long as the Employee is employed by the Company in accordance with the provisions of Section 1.1 of the Agreement, he shall be entitled to twenty four (24) calendar days paid sick leave each full year of his employment with the Company. Sick leave pay shall accrue ratably during the employment year in accordance with the provisions of the Sick Pay Law-1976. The total amount of the accrued paid sick leave shall not exceed ninety (90) calendar days.

6.	Recuperation Payments

The Employee shall be entitled to receive recuperation payments (“d’may havra’ah”) as follows: (i) for the first year of his employment hereunder – for six (6) days; and (ii) one (1) additional day for each year of his continuous employment with the Company, provided, however, that the total number of days per year, due for recuperation payments, shall not exceed ten days.

7.	Grant of Options

7.1.	As an additional consideration for his services pursuant to the Employment Agreement, the Company shall cause Pimi Agro Cleantech Inc. a Delaware corporation and the Company's parent (the "Parent") grant to the Employee an annual stock option under Parent's 2009 Stock Incentive Plan unless Employee's employment by the Company is terminated. The Employee shall be granted a stock option to purchase 280,000 Parent's ordinary shares constituting approximately three percent (3%) of the Parent's common stock at an option price per share equal to $0.8, within three years of his employment by the Company (the "Option"). In case the Employee shall continue to be employed by the Company after the third anniversary of the Commencement Date, the Employee shall continue to be granted an annual stock option to purchase such amount of the Parent's then common stock, as shall be mutually agreed by the Parties, pursuant to the terms and conditions of the Parent's Stock Option Plan as would be adopted by Parent from time to time (the "Plan") and subject to the provisions of the Board resolutions.

7.2.	Vesting. The Option shall vest over as follows: 1/3 of the Option shall vest and become exercisable on each anniversary of the Commencement Date. Vesting of the option on the vesting dates described above will occur only if the Employee is employed with the Company on the applicable vesting date. Grant of the Option pursuant to the Section 7.2 does not confer any right to continue employment. At the termination of employee-employer relations, the Employee will be entitled to exercise all or part of his options within six (6) months following the termination date and Employee's right to exercise his options shall expire afterwards. Notwithstanding the above, in the event of termination for Cause, the Employee shall not be entitled to exercise any portion of the Options and all Options shall expire upon the date of termination of this Agreement.

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7.3.	The Options shall be subject to the terms and conditions of the Plan, to any applicable law and to the standard Option Agreement under the Plan, to be provided by the Company and executed by Employee (the "Option Agreement").

7.4.	Employee acknowledges that the issuance of the options is subject to the approval of the Board and to execution of a valid Option Agreement between the Employee and the Company and other instruments by the Employee, as shall be contemplated by the Plan. In the event of any contradiction between the provisions of this agreement and the Option Agreement, the Option Agreement shall prevail.

8.	Taxes

The Company shall withhold or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by him and in respect of all the benefits that the Employee is or may be entitled to.

	Pimi Agro CleanTech Ltd.	Ami Sivan

By:

Title:
Pimi Agro CleanTech Inc.

By:

Title:

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EXHIBIT B

CONFIDENTIAL INFORMATION AND

 INVENTIONS ASSIGNMENT UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into as of the ____ day of May, 2012, by Mr. Ami Sivan, Israeli I.D. No.51570869 an individual residing at Maas, Israel (the “Employee”).

WHEREAS	the Employee wishes to be employed by Pimi Agro CleanTech Ltd., Israeli company number 513497123, with its principal offices at Kibbutz Alonim, POB 117, Hutzot Alonim 30049, Israel and by Pimi Agro CleanTech Inc., Delaware company, with its principal offices at 269 South Beverly Drive, Suite 1091, Beverly Hills, CA 90212, USA("Pimi USA" (collectively - the “Company”); and

WHEREAS	the Company wishes to employ the Employee, subject to his execution of this Undertaking in Company’s favor.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company and any subsidiary and parent company of the Company as follows:

1.	Confidential Information

1.1.	The Employee acknowledges that he will have access to confidential and proprietary information, including information concerning activities of the Company and any of its parent, subsidiary and affiliated companies, and that he will have access to technology regarding the product research and development, patents, copyrights, customers (including customers' lists), marketing plans, strategies, forecasts, trade secrets, test results, formulae, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Company and any of its parent, subsidiary and affiliated companies. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2.	During the term of his employment or at any time after termination thereof for any reason, the Employee shall not disclose to any person or entity without the prior written consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Employee while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Company’s business, the methods and results of the Company’s research, technical or financial information, employment terms and conditions of the Employee and other Company employees or any other information or data relating to the business of the Company or any information with respect to any of the Company’s customers).

1.3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Employee.

1.4.	The Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Employee while in the employ of the Company, concerning any phase of the Company’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Employee to the Company upon termination of the Employee’s employment or at any earlier or other time at the request of the Company, without the Employee retaining any copies thereof.

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1.5.	Third Party Information. The Employee understands that the Company has received and in the future will receive confidential or proprietary information from third parties ("Third Party Information"), subject to Company's obligation to maintain the confidentiality of such information and to use it for certain limited purposes only. During the term of his employment with the Company and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel on a need-to-know basis) or use Third Party Information, except in connection with his work for the Company, unless expressly authorized by an officer of the Company in writing.

2.	Non-Solicitation of Employees

2.1.	The Employee acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Proprietary Information, Company's property (including intellectual property) and its goodwill (the “Company’s Major Assets”). The Employee further acknowledges that he has carefully reviewed the provisions of this Undertaking, he fully understands the consequences thereof and he has assessed the respective advantages and disadvantages to him of entering into this Undertaking.

2.2.	In light of the above provisions, the Employee undertakes that during the term of his employment in the Company and for twenty-four (24) months thereafter, not to induce any employee of the Company or of any of its, parent, subsidiary or affiliated companies to terminate such employee’s employment therewith.

3.	Ownership of Inventions

3.1.	The Employee will notify and disclose to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the: “Inventions” or “Invention”) immediately upon discovery, receipt or invention as applicable. In the event that the Employee, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Employee shall notify the Employer of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery. The Invention shall be delivered as soon as possible thereinafter.

3.2.	Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation. The Employee agrees that all the Inventions shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. The Employee hereby assigns to the Company any rights the Employee may have or acquire in such Inventions. In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

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3.3.	The Employee further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Employee will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

3.4.	The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in Exhibit A hereto, or in any other written agreement or arrangement signed by the Company. With respect to all of the above any, oral understanding, communication or agreement not duly signed by the Company shall be void.

4.	Competitive Activities

4.1.	During the term of this Agreement and for a period ending sixty (60) months following the date of termination of the Employee's engagement by the Company for any reason (the "Termination Date"), the Employee will not directly or indirectly:

4.1.1.	carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company), which engages in pre and post-harvest treatment of fruits and vegetables utilizing Company's formulations and/or formulations or products based on Company's formulations and/or active ingredients used by the Company (a "Competing Business") (including, without limitation, as a stockholder);

4.1.2.	act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who, to Employee's knowledge, was provided with services by the Company any time during the twelve (12) months immediately prior to the Termination Date;

4.1.3.	solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to Employee's knowledge, was provided with services by the Company at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Company at the Termination Date.

5. General

5.1.	The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

5.2.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the employment relationship between the Company and the Employee for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Employee’s obligations and liabilities under any applicable law.

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5.3.	Waiver. No waiver by the Company of any breach of this Undertaking shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Undertaking shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Undertaking.

5.4.	Injunction. The Employee agrees and acknowledges that (i) it would be difficult to measure the damage to the Company from any breach and/or violation of Employee's obligations set forth in Sections 1-4 hereof; (ii) injury to the Company from any such breach and/or violation would be impossible to calculate; and (iii) money damages would therefore be an inadequate remedy for any such breach and/or violation. Accordingly, the Employee agrees and acknowledges that if he breaches any provision of Sections 1-4 hereof, the Company will be entitled, in addition to all other remedies under applicable law, to an injunction or other appropriate orders to restrain any such breach by him without showing or proving any actual damage sustained by the Company.

5.5.	Governing law. This Undertaking shall be governed by and construed in accordance with the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be competent court in Tel Aviv, Israel.

Ami Sivan

Signature

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EXHIBIT C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments –

(a)	To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, her payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which –

The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

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	Pimi Agro CleanTech Ltd.	Ami Sivan

By:

Title:
Pimi Agro CleanTech Inc.

By:

Title:

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